KPMG LLP
                           450 East Las Olas Boulevard
                         Fort Lauderdale, Florida 33301



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

KPMG LLP was previously principal accountants for Pediatrix Medical Group, Inc. and subsidiaries ("Pediatrix" or the "Company") and under the date of March 22, 1999, we reported on the consolidated financial statements of Pediatrix Medical Group, Inc. and subsidiaries as of and for the year ended December 31, 1998. On December 13, 1999, our appointment as principal accountants was terminated. We read the Company's statements included under Item 4 of its Form 8-K dated December 13, 1999, and we agree with such statements, except as follows:

KPMG LLP is not in a position to agree or disagree with the Company's statements in the fifth and sixth sentence in paragraph five of Item 4, to the effect that the Company has strengthened its control over the areas through process change and the dedication of appropriate personnel; or that through these changes the Company has enhanced its ability to identify and resolve these items in a timely manner.

Very truly yours,

/s/KPMG LLP



December 20, 1999